Exhibit 4.3

TWENTY-SECOND SUPPLEMENTAL INDENTURE

This Twenty-Second Supplemental Indenture (this “Supplemental Indenture”), dated as of August 7, 2025, between Paramount Global, a Delaware corporation (the “Issuer”), and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer (as successor to Viacom Inc.) has heretofore executed and delivered to the Trustee an Indenture, dated as of April 12, 2006, between the Issuer and the Trustee (the “Base Indenture”), as supplemented to the date hereof, including by the First Supplemental Indenture, dated as of April 12, 2006, between the Issuer and the Trustee (the “First Supplemental Indenture”); the Second Supplemental Indenture, dated as of June 16, 2006, between the Issuer and the Trustee (the “Second Supplemental Indenture”); the Third Supplemental Indenture, dated as of December 13, 2006, between the Issuer and the Trustee (the “Third Supplemental Indenture”); the Fourth Supplemental Indenture, dated as of October 5, 2007, between the Issuer and the Trustee (the “Fourth Supplemental Indenture”); the Fifth Supplemental Indenture, dated as of August 26, 2009, between the Issuer and the Trustee (the “Fifth Supplemental Indenture”); the Sixth Supplemental Indenture, dated as of September 29, 2009, between the Issuer and the Trustee (the “Sixth Supplemental Indenture”); the Seventh Supplemental Indenture, dated as of February 22, 2011, between the Issuer and the Trustee (the “Seventh Supplemental Indenture”); the Eighth Supplemental Indenture, dated as of March 31, 2011, between the Issuer and the Trustee (the “Eighth Supplemental Indenture”); the Ninth Supplemental Indenture, dated as of December 12, 2011, between the Issuer and the Trustee (the “Ninth Supplemental Indenture”); the Tenth Supplemental Indenture, dated as of February 28, 2012, between the Issuer and the Trustee (the “Tenth Supplemental Indenture”); the Eleventh Supplemental Indenture, dated as of June 14, 2012, between the Issuer and the Trustee (the “Eleventh Supplemental Indenture”); the Twelfth Supplemental Indenture, dated as of November 26, 2012, between the Issuer and the Trustee (the “Twelfth Supplemental Indenture”); the Thirteenth Supplemental Indenture, dated as of December 4, 2012, between the Issuer and the Trustee (the “Thirteenth Supplemental Indenture”); the Fourteenth Supplemental Indenture, dated as of December 17, 2012, between the Issuer and the Trustee (the “Fourteenth Supplemental Indenture”); the Fifteenth Supplemental Indenture, dated as of March 14, 2013, between the Issuer and the Trustee (the “Fifteenth Supplemental Indenture”); the Sixteenth Supplemental Indenture, dated as of August 19, 2013, between the Issuer and the Trustee (the “Sixteenth Supplemental Indenture”); the Seventeenth Supplemental Indenture, dated as of March 11, 2014, between the Issuer and the Trustee (the “Seventeenth Supplemental Indenture”); the Eighteenth Supplemental Indenture, dated as of December 10, 2014, between the Issuer and the Trustee (the “Eighteenth Supplemental Indenture”); the Nineteenth Supplemental Indenture, dated as of October 4, 2016, between the Issuer and the Trustee (the “Nineteenth Supplemental Indenture”); the Twentieth Supplemental Indenture, dated as of February 28, 2017, between the Issuer and the Trustee (the “Twentieth Supplemental Indenture”) and the Twenty-First Supplemental Indenture, dated as of December 4, 2019, between the Issuer and the Trustee (the “Twenty-First Supplemental Indenture,” and collectively, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of Securities;

WHEREAS, (i) the 6.875% Senior Debentures due 2036, (ii) the 6.75% Senior Debentures due 2037, (iii) the 4.500% Senior Debentures due 2042, (iv) the 4.375% Senior Debentures due 2043, (v) the 4.875% Senior Debentures due 2043, (vi) the 5.85% Senior Debentures due 2043, (vii) the 5.25% Senior Debentures due 2044, (viii) the 4.85% Senior Debentures due 2034, (ix) the 3.450% Senior Notes due 2026 and (x) the 6.25% Junior Subordinated Debentures due 2057 were each issued under the Indenture (collectively, the “Debt Securities”);

WHEREAS, Section 901(2) of the Indenture permits supplements thereto without the consent of Holders of Securities to add to the covenants of the Issuer for the benefit of Holders of all or any series of Securities;

WHEREAS, as permitted by Section 901(2) of the Indenture, the Issuer wishes to add to the covenants of the Issuer for the sole benefit of the Holders of the Debt Securities, by including a covenant to provide a guarantee of all such Debt Securities;

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of Securities; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Debt Securities as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture, as amended hereby.

(2) Relationship with Indenture. The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling.

(3) Covenant to add Parent Guarantee. Pursuant to this Section 3, the Issuer agrees to use reasonable best efforts (as determined by the Issuer) to cause Paramount Skydance Corporation (formerly known as New Pluto Global, Inc., the “Parent Guarantor”) to, promptly following the consummation of the transactions contemplated by the transaction agreement (as may be amended from time to time), dated as of July 7, 2024, among the Issuer, the Parent Guarantor and the other parties thereto, pursuant to which the Issuer and Skydance Media, LLC, a California limited liability company, became wholly-owned subsidiaries of the Parent Guarantor, provide a full and unconditional guarantee of all of the obligations of the Issuer under the Indenture and the Debt Securities (the “Parent Guarantee”), which Parent Guarantee may be provided by means of a supplemental indenture to the Indenture to be entered into by the Issuer, the Trustee and the Parent Guarantor. In no event shall the Trustee be charged with monitoring compliance with this covenant, nor shall it be charged with knowledge of whether or not the Issuer has used reasonable best efforts in connection therewith.

(4) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or the Parent Guarantor shall have any liability for any obligations of the Issuer or the Parent Guarantor under the Debt Securities, the Parent Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

(5) Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND EACH OF THE PARTIES HERETO (AND EACH HOLDER OF THE DEBT SECURITIES) HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES HERETO (AND EACH HOLDER OF THE DEBT SECURITIES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(6) Counterparts. This Supplemental Indenture may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

(9) Benefits Acknowledged. The Issuer is subject to the terms and conditions set forth in the Indenture. The Issuer acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the waivers made by it pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(11) Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

(12) Rights of the Trustee. In acting hereunder, the Trustee shall have and be protected by all of the rights, powers, immunities, indemnities and other protections granted to it under the Indenture, all of which are incorporated herein, mutatis mutandis.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Paramount Global,
as Issuer

By:	/s/ Andrew Warren
Name: Andrew Warren
Title: President

The Bank of New York Mellon, as Trustee

By:	/s/ Glenn G. McKeever
Name: Glenn G. McKeever
Title: Vice President